Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on November 5, 2014 by and among The Babcock & Wilcox Company, a Delaware limited liability company (“B&W”), Babcock & Wilcox Power Generation Group, Inc., a wholly owned subsidiary of B&W (the “Company”), and E. James Ferland (the “Executive” and, together with the Company, the “Parties”), effective as of the Effective Date (as defined below).

WHEREAS, the Executive is currently serving as President and Chief Executive Officer of B&W; and

WHEREAS, B&W, with the prior approval of the Board of Directors of B&W, plans to engage in a transaction that results in the sale or other disposition of all or substantially all of the operations of either of its subsidiaries, BWX Technologies, Inc. (“BWXT”) or the Company (each of BWXT and the Company, an “Operating Sub” and, together, the “Operating Subs”), whether by sale of the capital stock or assets of one or both of the Operating Subs, spinoff of one or both of the Operating Subs or otherwise (a “Restructuring Transaction”), with the effective date of the consummation of the spinoff or split off (i.e., the date shares of the Operating Sub subject to the spinoff or split off are first distributed to the Company’s stockholders) or sale (i.e., the closing date for the sale) that results in the completion of the Restructuring Transaction being referred to herein as the “Effective Date”; provided, however, that the sale or disposition of less than 100% of the assets or stock of an Operating Sub shall not be considered a sale or other disposition of substantially all of the operations of such Operating Sub unless it is a sale or other disposition of at least 80% of the stock or assets of such Operating Sub; and

WHEREAS, in connection with the Restructuring Transaction, and subject to the consummation thereof, the B&W and the Company desire to enter into this Agreement, effective on the Effective Date, pursuant to which the Company shall employ the Executive as its Chief Executive Officer (“CEO”) on the terms and conditions and for the consideration hereinafter set forth, and the Executive desires to be employed by the Company on such terms and conditions and for such consideration.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Effectiveness of Agreement. Term.

(a) Effectiveness of Agreement. This Agreement shall become effective on the Effective Date. This Agreement shall become null and void ab initio, and neither the Company nor the Executive shall have any rights or obligations hereunder, if the Effective Date for a Restructuring Transaction has not occurred prior to the earliest of (i) a determination by the Board that a Restructuring Transaction shall not occur and (ii) December 31, 2015.

(b) Term. Upon occurrence of the Effective Date, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company in the positions set forth below, subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the first (1st) anniversary thereof (the “Initial Employment Period”), and shall automatically continue after the end of the Initial Employment Period for additional, consecutive one (1)-year periods (each, an “Extension Period”) unless (i) either party notifies the other party in writing not less than ninety (90) days prior to the end of the Initial Employment Period or the end of an Extension Period of its election not to extend the Executive’s employment hereunder, in which case this Agreement and the Executive’s employment hereunder shall end on the last day of the Initial Employment Period or the last day of the applicable Extension Period, as applicable, or (ii) the Agreement is otherwise terminated earlier in accordance with Section 3 (any such period of employment of the Executive with the Company, the “Employment Period”).

2. Terms of Employment.

(a) Position and Duties. (i) During the Employment Period, the Executive shall serve the Company as its CEO and shall perform customary and appropriate duties for the Company as may be reasonably assigned to the Executive from time to time by the Board of Directors of the Company (the “Board”). The Executive shall report to the Board. The Executive’s primary office will be in the Charlotte, North Carolina metropolitan area, and the Executive will be expected to travel as reasonably required in order to perform his duties. The location of the Executive’s primary office may be changed by the mutual consent of the Board and the Executive. The Executive shall be a member of the Board and shall be appointed Chairman of the Board, and during the Employment Period the Executive shall, without compensation other than that herein provided, serve and continue to serve, if and when elected and re-elected, as a member and Chairman of the Board.

(ii) During the Employment Period, the Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, and to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, the Executive shall not be permitted to participate or invest in or manage any for-profit business activity or venture not arising in connection with the performance of his duties pursuant to this Agreement; provided, however, that it shall not be a violation of this Agreement for the Executive to (A) with the prior written approval of the Board, serve on the boards of directors of for-profit companies, and (B) serve on civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, or teach at educational institutions and manage personal investments, so long as, in the case of activities described in the preceding clauses (A) and (B), (x) such activities do not interfere with the performance of the Executive’s responsibilities in accordance with this Agreement or otherwise create a conflict of interest or breach of this Agreement, and (y) the Executive complies with applicable provisions of the Company’s policies and procedures regarding such matters, if any.

(b) Compensation. (i) Base Salary. During the Initial Employment Period, the Executive shall receive a base salary in an annualized amount equal to the Executive’s annualized base salary in effect immediately prior to the Effective Date (the “Annual Base Salary”). Following the end of the Initial Employment Period, for any Extension Periods, the Executive’s Annual Base Salary shall be reviewed at least annually by the Board (or the compensation committee thereof) pursuant to its normal review policies for senior executives and may be adjusted as determined thereby; provided that any such adjustment following the first such adjustment may only be to increase the Annual Base Salary. The Annual Base Salary shall be payable in accordance with the Company’s payroll policies in effect from time to time.

(ii) Annual Bonus. For each fiscal year or portion of a fiscal year of the Company (each, a “Fiscal Year”) during the Employment Period, the Executive shall be eligible to be awarded an annual incentive bonus pursuant to an annual incentive bonus plan established by the Company for the purpose of paying annual cash incentives to its senior executives (the “Annual Bonus”). For the first Fiscal Year and, if applicable, any portion of any other Fiscal Year which commences within the Initial Employment Period, the target Annual Bonus and maximum Annual Bonus shall be equal to the Executive’s target Annual Bonus or maximum Annual Bonus, as applicable, in effect immediately prior to the Effective Date. Following the end of the Initial Employment Period, the Board (or the compensation committee thereof) will review the Executive’s target and maximum Annual Bonus pursuant to its normal review policies for senior executives, and may adjust one or both of them as determined thereby; provided that any such adjustment following the first such adjustment may only be to increase the Executive’s target or maximum Annual Bonus. Each Annual Bonus shall be based upon the attainment of performance metrics determined by the Board (or a committee thereof) in consultation with the Executive. Each Annual Bonus shall be paid on the date on which annual bonuses are paid to senior executives of the Company generally, but not later than March 15 following the end of the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(iii) Equity Awards. The Executive shall be eligible to receive equity-based incentive compensation awards in respect of Fiscal Years which commence on or following the Effective Date. The number and type of equity-based incentive compensation awards granted to the Executive, the frequency of grant, and the terms of such equity awards regarding vesting, payment, effect of termination of employment under various circumstances and otherwise shall be established by the Board (or the compensation committee thereof), taking into account the advice of a nationally-known independent compensation consultant and benchmarking of equity-based incentive compensation awards granted to the chief executive officers of peer companies of the Company.

(iv) Health and Other Benefits. During the Employment Period, the Executive (and the Executive’s family) shall be eligible for participation in, and receive benefits under, health plans, practices, policies and programs, and other employee benefit arrangements, provided by the Company to the same extent as provided generally to other senior executives of the Company during the Employment Period. The Company reserves the right to amend or cancel any such plan, practice, policy, program or arrangement in its sole discretion, subject to the terms thereof and applicable law.

(v) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company in effect for other senior executives of the Company from time to time. The Company reserves the right to amend or cancel any such plan, practice, policy or program in its sole discretion, subject to the terms of such plan, practice, policy or program and applicable law.

(vi) Vacation. During the Employment Period, the Executive shall be entitled to receive a number of weeks of paid vacation per year equal to the number of weeks of annual paid vacation the Executive was entitled to immediately prior to the Effective Date.

(vii) Indemnification. During and following the Employment Period, the Company shall fully indemnify the Executive for any liability to the fullest extent applicable to any other member of the Board or officer of the Company. In addition, the Company agrees to continue and maintain, at the Company’s sole expense, a directors’ and officers’ liability insurance policy covering the Executive both during and, while potential liability exists, after the Employment Period that is no less favorable than the policy covering Board members and senior officers of the Company from time to time.

(viii) Expenses. The Company shall reimburse the Executive for any reasonable travel and entertainment expenses incurred by the Executive in connection with the performance of the Executive’s services under this Agreement, subject and pursuant to the Company’s reimbursement policies, if any, as in effect from time to time; provided, however, that in all circumstances the Executive shall document or substantiate such expenses to the reasonable satisfaction of the Company; and provided further, that all reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements are subject to Section 409A of the Code, including, where applicable, the requirements that (A) any reimbursement is for expenses incurred during the Employment Period, (B) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (C) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (D) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

3. Termination of Employment.

(a) Death or Disability. The Executive’s employment and the Employment Period shall terminate automatically upon the Executive’s death during the Employment Period. If the Disability (as defined below) of the Executive has occurred during the Employment Period, the Company may provide the Executive with written notice in accordance with Section 3(d) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the thirtieth (30th) calendar day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that within thirty (30) calendar days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean circumstances which would qualify the Executive for long term disability benefits under the Company’s long term disability plan, whether or not the Executive is covered under such plan.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period either with or without Cause. For purposes of this Agreement, “Cause” shall mean, as reasonably determined by the Board:

(i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or an affiliate (occasioned by reason other than physical or mental illness or disability of the Executive) after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties, after which the Executive shall have thirty (30) days to defend or remedy such failure to substantially perform his duties;

(ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; or

(iii) the conviction of the Executive with no further possibility of appeal for, or plea of guilty or nolo contendere by the Executive to any felony.

The cessation of the Executive’s employment under clauses (i) and (ii) above shall not be deemed to be for “Cause” unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and he is given an opportunity, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(c) Good Reason. The Executive’s employment may be terminated during the Employment Period by the Executive for Good Reason or by the Executive voluntarily without Good Reason. “Good Reason” means the occurrence of any one of the following events without the prior written consent of the Executive:

(i) a material diminution in the duties or responsibilities of the Executive to the Company from those applicable on and immediately following the Effective Date;

(ii) a material breach of this Agreement by the Company, including without limitation Section 2(b);

(iii) the failure by the Company to continue in effect any compensation plan in which the Executive participates immediately before to the Effective Date which is material to the Executive’s total compensation, unless a comparable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable than existed immediately before the Effective Date, unless the action by the Company applies to all similarly situated employees;

(iv) the failure by the Company to continue to provide the Executive with material benefits in the aggregate that are substantially similar to those enjoyed by the Executive under any of the Company’s (or its affiliates’) pension, savings, life insurance, medical, health and accident, or disability plans in which the Executive was participating immediately before the Effective Date if such benefits are material to the Executive’s total compensation, the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any fringe benefit enjoyed by the Executive immediately prior to the Effective Date if such fringe benefit is material to the Executive’s total compensation, unless the action by the Company applies to all similarly situated employees; or

(v) a change in the location of the Executive’s principal place of employment with the Company by more than 50 miles from the location where the Executive was principally employed immediately before the Effective Date without the Executive’s consent;

provided, however, that the actions in each of (i), (ii), (iii), (iv) and (v) above will not be considered Good Reason unless the Executive describes the basis for the events, circumstances, or conditions alleged by the Executive to constitute grounds for Good Reason in reasonable detail in a Notice of Termination (as defined below) provided to the Company in writing within sixty (60) calendar days following the Executive’s knowledge of such events, circumstances, or conditions alleged to constitute Good Reason, and the Company has failed to cure such events, circumstances, or conditions within thirty (30) calendar days following its receipt of such Notice of Termination (and if the Company does effect a cure within that period, such Notice of Termination shall be ineffective). Unless the Executive gives the Company notice within sixty (60) calendar days following the Executive first becoming aware of any event, circumstance, or condition that would constitute Good Reason, such event will cease to be an event, circumstance, or condition constituting Good Reason.

(d) Notice of Termination. Any termination of employment by the Company or the Executive shall be communicated by a Notice of Termination (as defined below) to the other party hereto given in accordance with Section 13(e) of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that (i) indicates the termination provision in this Agreement relied upon and (ii) specifies the Date of Termination (as defined below) if such date is other than the date of receipt of such notice. The failure by the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause shall not waive any right of the Company or the Executive, respectively, hereunder or preclude the Company or the Executive, respectively, from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights hereunder.

(e) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by the Company for Cause or other than for Cause or death or Disability, the date of receipt of the Notice of Termination or any later date specified therein (which date shall not be more than thirty (30) calendar days after the giving of such notice), (ii) if the Executive’s employment is terminated by reason of death or by the Company for Disability, the date of death of the Executive or the Disability Effective Date, as the case may be, (iii) if the Executive resigns with or without Good Reason, thirty (30) calendar days from the date of the Company’s receipt of the Notice of Termination, or such other date as is mutually agreed by the Company and the Executive (subject to the Company’s right to cure in the case of a resignation for Good Reason) and (iv) if the Executive’s employment ceases at the end of the Initial Employment Period or an Extension Period following either the Executive or the Company giving the other a notice of nonrenewal in accordance with Section 1(b), the last day of the Initial Employment Period or Extension Period, as applicable. Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code and, notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.”

4. Obligations of the Company upon Termination.

(a) By the Company Other Than for Cause, Death or Disability; By the Executive for Good Reason; Non-Renewal. Subject to Section 5 of this Agreement, if, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause, death or Disability, or if the Executive resigns with Good Reason, or if the Executive’s employment ceases at the end of the Initial Employment Period or an Extension Period following either the Executive or the Company giving the other a notice of nonrenewal in accordance with Section 1(b), the Executive will be entitled to the following benefits; provided that the benefits described in Sections 4(a)(ii), (iii), (iv), (v) and (vii) shall only be paid or provided if the Executive executes a waiver and release prepared by the Company, which releases the Company and its affiliates, directors, officers and other customary persons from any claim or liability arising out of or related to the Executive’s employment with or termination of employment from the Company or any of its affiliates (except for amounts to which the Executive is legally entitled pursuant to employee benefit plans, the Executive’s right to enforce this Agreement and rights to insurance coverage or indemnification) (the “Release”), which Release is not revoked within the time period provided therein, and the executed Release is delivered to the Company within forty-five (45) days following the Date of Termination:

(i) a lump sum payment within sixty (60) days following the Date of Termination equal to the aggregate of the following amounts: (A) the Executive’s Annual Base Salary and vacation pay accrued through the Date of Termination; (B) any Annual Bonus earned for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs (other than any portion of such Annual Bonus that was previously deferred, which portion shall instead be paid in accordance with the applicable deferral election); and (C) the Executive’s business expenses that have not been reimbursed by the Company as of the Date of Termination and were incurred by the Executive prior to the Date of Termination in accordance with the applicable Company policy, in the case of each of clauses (A), (B), and (C), to the extent not previously paid (the sum of the amounts described in clauses (A), (B), and (C) shall be hereinafter referred to as the “Accrued Obligations”);

(ii) a payment equal to the sum of the Executive’s Annual Base Salary and target Annual Bonus, in each case determined as the greater of that in effect immediately prior to the Date of Termination or that in effect immediately prior to the Effective Date, payable in a lump sum in cash on the sixtieth (60th) day following the Date of Termination;

(iii) An Annual Bonus for the Fiscal Year in which the Date of Termination occurs, equal to (A) the amount which the Executive would have earned had he remained employed through the payment date of such Annual Bonus, based on actual achievement of the applicable performance metrics for the applicable Fiscal year, and (B) such amount then prorated based on the number of days Executive was employed during the Fiscal Year in the which the Date of Termination occurs, paid at the same time as would have been the case had such termination not occurred, but in no event later than March 15 of the fiscal year following the fiscal year in which the Covered Termination occurs (the “Pro-Rata Bonus”).

(iv) a fully vested and non-forfeitable interest in the Executive’s account balance in The Babcock & Wilcox Company Defined Contribution Restoration Plan and any successor thereto maintained by the Company, The Babcock & Wilcox Company Supplemental Executive Retirement Plan and any successor thereto maintained by the Company, and any other supplemental executive retirement plan maintained by B&W or the Company, and payable in accordance with the terms thereof;

(v) notwithstanding anything contained in the applicable equity plan or any individual grant agreements issued thereunder applicable to the Executive, but in all cases subject to any adjustments which may be made to equity compensation awards generally as of the Effective Date as a result of the Restructuring Transaction, upon the Date of Termination:

(A) all unvested equity compensation awards granted by B&W to the Executive on or prior to December 31, 2014 that the Executive holds as of immediately prior to the Date of Termination (“Pre-2015 Equity Awards”), shall vest in full, and, in the case of restricted stock or restricted stock units shall be settled within sixty (60) days after the Date of Termination; provided that (i) any such B&W equity compensation award which is performance-based will be settled only with respect to the number of shares earned based on achievement of actual performance through the applicable performance period, which settlement will occur at the same time as if the termination of employment had not occurred, (ii) any such B&W equity compensation award which is subject to Section 409A of the Code will be paid on a date earlier than is provided in the applicable award agreement to the extent necessary to avoid the imposition of tax penalties pursuant to Code Section 409A and (iii) for the avoidance of doubt, any Pre-2015 Equity Award that is a vested stock option that Executive holds as of the date of his Covered Termination (including for this purpose any such stock option which vests as a result of this provision) shall remain exercisable through the expiration of the original term of such stock option; and

(B) other than as described in the immediately following clause (C), all unvested equity compensation awards granted by B&W or the Company to the Executive on or after January 1, 2015 that the Executive holds as of immediately prior to the Date of Termination shall vest on a pro-rata basis, with the portion of such equity awards that shall become vested hereunder equal to the product of (x) a fraction, the numerator of which is equal to the number of days in the performance or service period applicable to such award during which the Executive was employed by the Company (including B&W as its predecessor entity, as applicable), and the denominator of which is the total number of days in such performance or service period and (y) the total number of shares of common stock subject to such performance- or service-vesting award to which the Executive would have become entitled to under such award; and in the case of such equity awards which are restricted stock or restricted stock units shall be settled within sixty (60) days after the Date of Termination; provided that (i) any such B&W equity compensation award which is performance-based will be settled only with respect to the pro-rata number of shares earned based on achievement of actual performance through the applicable performance period, which settlement will occur at the same time as if the termination of employment had not occurred, and (ii) any such B&W equity compensation award which is subject to Section 409A of the Code will be paid on a date earlier than is provided in the applicable award agreement to the extent necessary to avoid the imposition of tax penalties pursuant to Code Section 409A; and

(C) notwithstanding anything set forth above or in the Restructuring Transaction Retention Agreement by and among the Parties, dated as of November 5, 2014 (the “Retention Agreement”), the “Retention Incentive Grant” (as defined in the Retention Agreement), to the extent not vested on the Date of Termination, shall vest in full and be settled within sixty (60) days after the Date of Termination; and

(D) any equity compensation award issued by the Company to the Executive in respect of a B&W equity compensation award held by the Executive immediately prior to the completion of the Restructuring Transaction and as a result of the Restructuring Transaction, shall become vested to the same extent and in the same manner as the corresponding B&W equity compensation award pursuant to each of the immediately preceding clauses (A), (B) and (C), as applicable; and

(E) the benefits described in the immediately preceding clauses (A), (B), (C) and (D) shall be hereinafter referred to as the “Equity Acceleration Benefits”.

(vi) to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or that the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(vii) a payment equal to three (3) times the full annual cost of coverage for medical, dental and vision benefits covering Executive and his covered dependents for the year in which the Date of Termination occurs, payable in a lump sum on the sixtieth (60th) day following the Date of Termination (such payment shall hereinafter be referred to as the “Health Care Benefit”).

Notwithstanding the foregoing provisions of Section 4, in the event that the Executive is a “specified employee” (within the meaning of Section 409A of the Code and with such classification to be determined in accordance with the methodology established by the applicable employer), amounts and benefits (other than the Accrued Obligations) that are deferred compensation (within the meaning of Section 409A of the Code) that would otherwise be payable or provided under Section 4(a)(i) during the six (6)-month period immediately following the Date of Termination shall instead be paid, with interest on any delayed cash payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”), on the first business day which is more than six (6) months following the Date of Termination, or the Executive’s earlier death or “disability” (defined, for this purpose, in accordance with Section 409A of the Code).

(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than payment of the Accrued Obligations, the Equity Acceleration Benefits, the Pro-Rata Bonus, the Other Benefits and the Health Care Benefit. The Accrued Obligations and the Health Care Benefit shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) calendar days following the Date of Termination. The term “Other Benefits” as utilized in this Section 4(b) shall include death benefits as in effect on the date of the Executive’s death with respect to senior executives of the Company.

(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, the Company shall provide the Executive with the Accrued Obligations, the Equity Acceleration Benefits, the Pro-Rata Bonus, the Other Benefits and the Health Care Benefit. The Accrued Obligations and the Health Care Benefit shall be paid to the Executive in a lump sum in cash within thirty (30) calendar days following the Date of Termination. The term “Other Benefits” as utilized in this Section 4(c) shall include short-term and long-term disability benefits as in effect on the date of the Executive’s Disability with respect to senior executives of the Company.

(d) Cause; By the Executive Other Than for Good Reason. If the Executive’s employment shall be terminated by the Company for Cause, or the Executive’s employment shall be terminated by the Executive other than for Good Reason (other than at the end of the Initial Employment Period or an Extension Period following the Executive giving the Company a notice of nonrenewal in accordance with Section 1(b)), during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to provide the Executive with the Accrued Obligations and the Other Benefits; provided, however, that if the Executive’s employment shall be terminated for Cause, the term “Accrued Obligations” shall not be deemed to include the Executive’s unpaid Annual Bonus, if any, for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs. The Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) calendar days following the Date of Termination.

(e) Change in Control. The Change in Control Agreement by and among the Executive and B&W, dated as of November 8, 2013 and as amended effective as of November 5, 2014 by the Restructuring Transaction Retention Agreement between B&W and the Executive, dated as of November 5, 2014 (the “Change in Control Agreement”), as assumed by the Company in connection with the Restructuring Transaction, shall continue in full force and effect on and following the Effective Date, and shall govern in lieu of this Agreement in respect of a termination of the Executive’s employment which is a “Covered Termination” (as defined in the Change in Control Agreement).

(f) Non-exclusivity of Rights. Except as specifically provided herein, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which the Executive qualifies pursuant to its terms, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts that are vested benefits or that the Executive is otherwise entitled to receive pursuant to the terms of any plan, program, policy or practice of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, program, policy or practice or contract or agreement except as explicitly modified by this Agreement.

5. No Mitigation; No Offset. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

6. Confidential Information and Intellectual Property Rights.

(a) Confidentiality and Non-Disclosure. The Executive acknowledges that pursuant to this Agreement, the Company agrees to provide to him Confidential Information (as defined below) and has previously provided him other such Confidential Information. In return for this and other consideration, provided under this Agreement, the Executive agrees that he will not, while employed by the Company or any affiliate and thereafter, disclose or make available to any other person or entity, or use for his own personal gain, any Confidential Information, except for such disclosures as required in the performance of his duties hereunder as may otherwise be required by law or legal process (in which case the Executive shall notify the Company of such legal or judicial proceeding as soon as practicable following his receipt of notice of such a proceeding, and permit the Company to seek to protect its interests and information).

(b) Return of Property. The Executive agrees that at the time of leaving his or her employ with the Company or an affiliate, he will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) all Confidential Information as well as all other devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, customer or client lists or information, or any other documents or property (including all reproductions of the aforementioned items) belonging to the Company or any of its affiliates, regardless of whether such items were prepared by the Executive.

(c) Definition of Confidential Information. “Confidential Information” means any and all information, data and knowledge that has been created, discovered, developed or otherwise become known to the Company or any of its affiliates or in which property rights have been assigned or otherwise conveyed to the Company or any of its affiliates, which information, data or knowledge has commercial value in the business in which the Company or any of its affiliates or ventures is engaged, except such information, data or knowledge as is or becomes known to the public without violation of the terms of this Agreement. By way of illustration, but not limitation, Confidential Information includes business trade secrets, secrets concerning the Company’s or any of its affiliate’s plans and strategies, nonpublic information concerning material market opportunities, technical trade secrets, processes, formulas, know-how, improvements, discoveries, developments, designs, inventions, techniques, marketing plans, manuals, records of research, reports, memoranda, computer software, strategies, forecasts, new products, unpublished financial information, projections, licenses, prices, costs, and employee, customer and supplier lists.

7. Non-Competition/Non-Solicitation.

(a) Non-Solicitation of Employees and Customers. For consideration provided under this Agreement including, but not limited to, the Company’s agreement to provide the Executive with Confidential Information, the Executive agrees that while employed by the Company or an affiliate and for twenty-four (24) months following a termination of the Executive’s employment for any reason, he shall not, without the prior written consent of the General Counsel of the Company, directly or indirectly, (i) hire or induce, entice or solicit (or attempt to induce, entice or solicit) any employee of the Company or any of its affiliates or ventures to leave the employment of the Company or any of its affiliates or ventures or (ii) solicit or attempt to solicit, in a manner competitive with the business of the Company, the business of any customer or acquisition prospect of the Company or any of its affiliates or ventures with whom the Executive had any actual contact or Confidential Information about while employed by the Company or an affiliate.

(b) Non-Competition. Additionally, for consideration provided under this Agreement including, but not limited to, the Company’s agreement to provide the Executive with Confidential Information, the Executive agrees that while employed by the Company or an affiliate and for twenty-four (24) months following a termination of the Executive’s employment for any reason, he will not, without the prior written consent of the General Counsel of the Company, acting alone or in conjunction with others, either directly or indirectly, engage in any business that is in competition with the Company or an affiliate or accept employment with or render services to such a business as an officer, agent, employee, independent contractor or consultant, or otherwise engage in activities that are in competition with the Company or an Affiliate. Notwithstanding the foregoing, the provisions of this Section 7(b) shall not be violated by the Executive being employed by, associating with or otherwise providing services to a subsidiary, division or unit of any entity where such entity has a subsidiary, division or unit (other than the subsidiary, division or unit with which the Executive is employed, associated with or otherwise provides services to) which is engaged in a business competitive with the Company so long as the Executive does not provide services or advice, with or without specific compensation, to the subsidiary, division or unit engaged in such competitive business.

(c) Certain Limitations. The restrictions contained in this Section 8 are limited to areas or territories within the United States or in any foreign country where the Company or an affiliate engages (or has definite plans to engage) in operations or the marketing of its products or services at the time of the Executive’s termination.

(d) Consideration. The Executive acknowledges that these restrictive covenants under this Agreement, for which the Executive received valuable consideration from the Company as provided in this Agreement including, but not limited to, the Company’s agreement to provide the Executive with Confidential Information, are ancillary to otherwise enforceable provisions of this Agreement, that the consideration provided by the Company gives rise to the interest of each of the Company in restraining the Executive from competing and that the restrictive covenants are designed to enforce the Executive’s consideration or return promises under this Agreement. Additionally, the Executive acknowledges that these restrictive covenants contain limitations as to time, geographical area, and scope of activity to be restrained that are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other legitimate business interests of the Company, including, but not limited to, the Company’s need to protect its Confidential Information.

8. Successors. The Executive’s right to receive payments or benefits under this Agreement will not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, whether voluntary, involuntary, by operation of law or otherwise, other than a transfer by will or by the laws of descent or distribution, and in the event of any attempted assignment or transfer contrary to this Section 9 the Company will have no liability to pay any amount so attempted to be assigned or transferred. This Agreement inures to the benefit of and is enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. On or prior to the Effective Date, B&W shall assign this Agreement to PGG, and shall cause PGG to assume this Agreement and all obligations of the employer hereunder; provided that B&W shall remain obligated in respect of the treatment of B&W equity compensation awards as described in Section 4.

9. Executive Representations. The Executive hereby warrants that he has the full authority to execute and enter into this Agreement and that his execution of this Agreement and commencement and performance of employment with the Company shall not contravene any obligations he may have to any prior employer. The Executive represents and warrants that he has disclosed to the Company all provisions in any agreements with his current and previous employers, if any, that purport to restrict his activities following employment with each such employer and that he is subject to no agreement or restriction that would limit his ability to execute and deliver this Agreement or serve in the capacities and fully perform the services contemplated herein.

10. Recoupment.

(a) In the event of a restatement of the Company’s consolidated financial statements that reduces previously reported net income or increases previously reported net loss, the Executive shall repay to the Company any portion of any bonus and other compensation received by the Executive, the grant of which was tied to the achievement of one or more specific financial targets, with respect to the period for which such financial statements are or will be restated, regardless of whether the Executive engaged in any misconduct or was at fault or responsible in any way for causing the restatement, if, as a result of such restatement, the Executive otherwise would not have received such bonus or other compensation (or portion thereof). In the event the Company is entitled to recoupment under this Section 11, the Executive shall promptly reimburse the portion of such bonus or other compensation which the Company is entitled to recoup hereunder. In the event the Executive fails to make prompt reimbursement of any such bonus or other compensation which the Company is entitled to recoup hereunder, the Executive acknowledges and agrees that the Company shall have the right to (i) deduct the amount to be recouped hereunder from the compensation or other payments due to the Executive from the Company, or (ii) to take any other appropriate action to recoup such payments.

(b) The Executive acknowledges that the Company does not waive its right to seek recoupment of any bonuses and payments as described under this Section 11 for failure to demand repayment or reduce the payments made to the Executive. Any such waiver must be done in a writing that is signed by both the Company and the Executive.

(c) The rights contained in this Section 11 shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under law or in equity, including, without limitation, any rights the Company may have under the Dodd-Frank Wall Street Reform and Consumer Protection Act and any other Company recoupment policy or other agreement or arrangement with the Executive.

11. Section 280G of the Code. Pursuant to Section 4(e), Section 3 of the Change in Control Agreement shall govern in lieu of this Section 11 in respect of a termination of the Executive’s employment which is a “Covered Termination” (as defined in the Change in Control Agreement). Otherwise, with respect to any amount or benefit under this Agreement, including with respect to any other termination, notwithstanding anything in this Agreement to the contrary, if any amount or benefit to be paid or provided under this Agreement would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits identified in the last sentence of this Section 11 to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that no such reduction shall be made if it is not thereby possible to eliminate all Excess Parachute Payments under this Agreement; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes). Whether requested by Executive or the Company, the determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company by the Company’s independent accountants. The fact that Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 11 will not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this Section 11, the Company will reduce the Executive’s payment and/or benefits, to the extent required, in the following order: (i) the lump sum payment provided under Section 4(a)(ii); (ii) the accelerated vesting of equity-based awards described in Section 4(a)(iii)(C) (including the corresponding Company equity-based awards, pursuant to Section 4(a)(iii)(D)); (iii) the accelerated vesting of equity-based awards described in Section 4(a)(iii)(A) (including the corresponding Company equity-based awards, pursuant to Section 4(a)(iii)(D)); and (iv) the accelerated vesting of equity-based awards described in Section 4(a)(iii)(B) (including the corresponding Company equity-based awards, pursuant to Section 4(a)(iii)(D)).

12. Miscellaneous.

(a) Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Delaware, but without giving effect to the principles of conflict of laws of such State.

(b) Headings. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(c) Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(d) Merger. From and after the Effective Date, this Agreement shall supersede and replace any other written or oral employment agreement or understanding between the parties with respect to the subject matter hereof in effect immediately prior to the execution of this Agreement.

(e) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	E. James Ferland

If to the Company:	Babcock & Wilcox Power Generation Group, Inc.
13024 Ballantyne Corporate Place
Charlotte, NC 28277
ATTENTION: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(f) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(g) Withholding of Amounts. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(h) No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(i) Survivability. Any provision of this Agreement that by its terms continues after the expiration of the Employment Period or the termination of the Executive’s employment shall survive in accordance with its terms.

(j) Code Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. The Company and the Executive mutually intend to structure the payments and benefits described in this Agreement, and the Executive’s other compensation, to be exempt from or to comply with the requirements of Section 409A of the Code to the extent applicable. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. If the Executive dies following the Date of Termination and prior to the payment of the any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive’s estate within thirty (30) calendar days after the date of the Executive’s death. All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred; provided that the Executive shall have submitted an invoice for such fees and expenses at least ten (10) calendar days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the twentieth (20th) anniversary of the Effective Date). The Company may, in consultation with the Executive, modify this Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of this Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code.

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IN WITNESS WHEREOF, the Parties hereby execute this Agreement as of the day and year first above written.

THE BABCOCK & WILCOX COMPANY

By:	/s/ Stephen G. Hanks
Name:	Stephen G. Hanks
Title:	Lead Independent Director

BABCOCK & WILCOX POWER GENERATION GROUP, INC.

By:	/s/ James D. Canafax
Name:	James D. Canafax
Title:	Member, Board of Directors

/s/ E. James Ferland
E. JAMES FERLAND

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